April 2008
Pricing Sheet dated April 23, 2008 relating to
Amendment No. 1 to Preliminary Pricing Supplement No. 569 dated April 8, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities
Protected Index-Linked Securities due November 5, 2014
Based on the Performance of the 2008-1 MLP Dynamic Reference Index
PRICING TERMS – APRIL 23, 2008
Issuer:	Morgan Stanley
Maturity date:	November 5, 2014
Original issue price:	$10 per security (see “Commissions and Issue Price” below)
Stated principal amount:	$10 per security
Pricing date:	April 23, 2008
Original issue date:	April 30, 2008 (5 business days after the pricing date)
Aggregate principal amount:	$10,150,000
Reference Index:
The Reference Index will be the 2008-1 MLP Dynamic Reference Index which tracks the performance of hypothetical investments in two assets and a liability (each, an “Index Component”).  The two assets are (i) the Equity Component, which represents a hypothetical investment in the S&P MLP Index, and (ii) the Zero-Coupon Bond Component.  The liability is the Leverage Component.

The Reference Index will have an initial value of 97. Please read the accompanying preliminary pricing supplement for more information on the Reference Index.
Payment at maturity:	$10 plus a supplemental redemption amount, if any
Supplemental redemption amount:	The greater of (i) zero and (ii) $10 times the percentage change in the Reference Index as of the determination date from the threshold value of 100
Variable monthly coupon:
The variable monthly coupon payment on the securities will be based upon the allocation, if any, to the Equity Component within the Reference Index and calculated by reference to the distributions on the component securities of the S&P MLP Index.  The variable coupon payment is expected to change over time, depending on (i) the hypothetical monthly income related to the performance of the Equity Component in any month, (ii) the allocation to the Equity Component, if any, and (iii) the Reference Index closing value.

Coupon payments will not be paid if the allocation to the Equity Component within the Reference Index has been reduced to zero or, in certain circumstances, if making a coupon payment would reduce the allocation to the Equity Component below a threshold value.
Please read the accompanying preliminary pricing supplement for more information on the variable monthly coupon payments.

Initial allocations among Index	Index Component	Initial Allocation
Components:	Equity Component	105%
Zero-Coupon Bond Component	0%
Leverage Component	5%
Subsequent reallocations over the term of the securities will change the allocations above.
Determination date:	October 31, 2014
CUSIP:	617480173
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per security	$10.00	$0.30	$9.70
Total	$10,150,000	$304,500	$9,845,500

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of security purchased by that investor.  The lowest price payable by an investor is $9.90 per security.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)
If you continue to hold your securities, we will pay the brokerage firm through which you hold your securities additional commissions on an annual basis.  The additional commissions will accrue at a rate of 0.25% per annum for each day that the reference index includes an allocation to the equity component based on the closing value of the reference index on such day.  For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Amendment No. 1 to Preliminary Pricing Supplement No. 569 dated April 8, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.